Exhibit 4.1

RESTRICTED STOCK AGREEMENT

GLOBALOPTIONS GROUP, INC.

AGREEMENT made as of the 10th day of July, 2013 (the “Grant Date”), between GlobalOptions Group, Inc. (the “Company”), a Delaware corporation, and Broadband Capital Management LLC (the “Grantee”).

WHEREAS, the Company and the Grantee entered into an engagement letter agreement dated March 26, 2012 relating to advisory services to be provided by the Grantee to the Company (the “Engagement Agreement”);

WHEREAS, the Company desires to offer to the Grantee shares of the Company’s common stock, $0.001 par value per share (“Common Stock”), all on the terms and conditions hereinafter set forth and the Granted Shares (as defined below) shall supersede and replace the compensation payable to Grantee as set forth in the Engagement Agreement;

WHEREAS, the Grantee wishes to accept said offer; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.          Terms of Grant.  The Grantee hereby accepts the offer of the Company to issue to the Grantee, in accordance with the terms of this Agreement, 1,325,776 shares of the Company’s Common Stock (such shares, subject to adjustment pursuant to Section 2.1(f) hereof, the “Granted Shares”) at a per share purchase price of $0.001 (the “Purchase Price”), receipt of which is hereby acknowledged by the Company.

2.1.        Lapsing Forfeiture Right; Vesting.

(a)          Lapsing Forfeiture Right; Vesting.

(i)          In the event that the Company does not complete a merger, acquisition, stock purchase, asset purchase or similar transaction by 90 days from the date of this Agreement (the “Termination Date”) with any entity set forth on Exhibit C, as updated from time to time, to the Engagement Agreement by and between the Grantee and the Company (the “Business Combination”), the Grantee shall, on the day following the Termination Date, immediately forfeit to the Company (or its designee) all of the Granted Shares  (the “Lapsing Forfeiture Right”) and all such Granted Shares shall be cancelled.  In the event that the Granted Shares are forfeited and this Agreement is terminated, the Engagement Agreement shall remain effective and be governed under the terms contained therein.

(ii)          The Granted Shares shall vest and become non-forfeitable upon the closing of the Business Combination, provided that the closing of the Business Combination occurs prior to the Termination Date.

(b)         Escrow.  The Granted Shares issued to the Grantee hereunder which are subject to the Lapsing Forfeiture Right shall be held in escrow by the Company as provided in this Subsection 2.1(b).  Upon the closing of the Business Combination, if such closing occurs prior to the Termination Date, the Company shall promptly release from escrow and deliver to the Grantee the Granted Shares. In the event of a forfeiture of Granted Shares subject to the Lapsing Forfeiture Right, the Company shall release from escrow and cancel the Granted Shares so forfeited.  Any securities and/or dividends or other distributions distributed in respect of the Granted Shares held in escrow, including, without limitation, shares issued as a result of stock splits, stock dividends or other recapitalizations, shall also be held in escrow in the same manner as the Granted Shares.

(c)          Prohibition on Transfer.  The Grantee recognizes and agrees that all Granted Shares which are subject to the Lapsing Forfeiture Right may not be sold, transferred, assigned, hypothecated, pledged, encumbered or otherwise disposed of, whether voluntarily or by operation of law, other than to the Company (or its designee) or to affiliates, employees or members of the Grantee. The Company shall not be required to transfer any Granted Shares on its books which shall have been sold, assigned or otherwise transferred in violation of this Subsection 2.1(c), or to treat as the owner of such Granted Shares, or to accord the right to vote as such owner or to pay dividends to, any person or organization to which any such Granted Shares shall have been so sold, assigned or otherwise transferred, in violation of this Subsection 2.1(c).  Upon any transfer, assignment hypothecation, pledge encumbrance or other disposition to the Company, any proceeds of any such transfer shall remain subject to forfeiture in accordance with the terms hereof and shall be held in escrow pursuant to Section 2.1(b).  Nothing in this Section 2.1(c) shall prevent the exercise of voting rights with respect to the Granted Shares following the closing, prior to the Termination Date, of the Business Combination.

(d)          Failure to Deliver Granted Shares to be Forfeited.  In the event that the Granted Shares to be forfeited to the Company under this Agreement are not in the Company’s possession pursuant to Subsection 2.1(b) above or otherwise and the Grantee fails to deliver such Granted Shares to the Company (or its designee), the Company may immediately take such action as is appropriate to transfer record title of such Granted Shares from the Grantee to the Company (or its designee) and to treat the Grantee and such Granted Shares in all respects as if delivery of such Granted Shares had been made as required by this Agreement.  The Grantee hereby irrevocably grants the Company a power of attorney which shall be coupled with an interest for the purpose of effectuating the preceding sentence.

(e)          Adjustments.

  (i)          If the Company shall pay a stock dividend or declare a stock split on or with respect to any of its Common Stock, or otherwise distribute securities of the Company to the holders of its Common Stock, the number of shares of stock or other securities of the Company issued with respect to the Common Stock then subject to the restrictions contained in this Agreement shall be added to the Granted Shares subject to this Agreement.  If the Company shall distribute to its stockholders securities of another corporation, the securities of such other corporation, distributed with respect to the Common Stock then subject to the restrictions contained in this Agreement, shall be added to the Granted Shares subject to this Agreement.

  (ii)          If the outstanding shares of the Company’s Common Stock shall be subdivided into a greater number of shares or combined into a smaller number of shares, or in the event of a reclassification of the outstanding shares of the Company’s Common Stock, or if the Company shall be a party to a merger, consolidation or capital reorganization, there shall be substituted for the Granted Shares then subject to the restrictions contained in this Agreement such amount and kind of securities as are issued in such subdivision, combination, reclassification, merger, consolidation or capital reorganization in respect of the Common Stock subject to this Agreement.

2.2         Registration Rights; Lock-Up Agreement.

(a)          Registration Rights.  The Grantee, including its assignees and transferees, shall be entitled to piggyback registration rights with respect to the Granted Shares, which shall consist of the right to include the Granted Shares in the registration statement filed by the Company with respect to shares of Common Stock sold in the Company’s private placement financing anticipated to be completed in connection with the Business Combination.  The Company agrees to make the Grantee a party to the registration rights agreement to be entered into between the Company and the investors in such private placement financing and the Grantee agrees to be bound by the terms and conditions of such registration rights agreement.

(b)          Lock-Up Agreement.  The Grantee, including its assignees and transferees, agrees to enter into a lock-up agreement with the Company locking up the transfer by the Grantee to a third-party of the Granted Shares for a period of six months following the Business Combination.

3.          Purchase for Investment; Securities Law Compliance.  The Grantee hereby represents and warrants that he or she is acquiring the Granted Shares for his or her own account, for investment, and not with a view to, or for sale in connection with, the distribution of any such Granted Shares.  The Grantee specifically acknowledges and agrees that (i) the Granted Shares are being issued in reliance upon a an exception from registration, and (ii) any sales of Granted Shares shall be made in accordance with the requirements of the Securities Act of 1933, as amended, in a transaction as to which the Company shall have received an opinion of counsel satisfactory to it confirming such compliance.  The Grantee shall be bound by the provisions of the following legend which shall be endorsed upon the certificate(s) evidencing the Granted Shares:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN TAKEN FOR INVESTMENT AND THEY MAY NOT BE SOLD OR OTHERWISE TRANSFERRED BY ANY PERSON, INCLUDING A PLEDGEE, UNLESS (1) EITHER (A) A REGISTRATION STATEMENT WITH RESPECT TO SUCH SHARES SHALL BE EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO IT THAT AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS THEN AVAILABLE, AND (2) THERE SHALL HAVE BEEN COMPLIANCE WITH ALL APPLICABLE STATE SECURITIES LAWS.”

4.          Legend.  All certificates representing the Granted Shares issued to the Grantee pursuant to this Agreement shall have endorsed thereon a legend substantially as follows:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS SET FORTH IN A RESTRICTED STOCK AGREEMENT DATED AS OF JULY __, 2013 WITH THIS COMPANY, A COPY OF WHICH AGREEMENT IS AVAILABLE FOR INSPECTION AT THE OFFICES OF THE COMPANY OR WILL BE MADE AVAILABLE UPON REQUEST.”

5.          Dividend, Voting and Other Rights.

(a)          The Grantee will have all of the rights of a stockholder with respect to the Granted Shares, including the right to vote the Granted Shares, subject to Section 5(b) below.  The Grantee shall be entitled to receive all dividends and other distributions paid with respect to the Granted Shares, provided that any such dividends or other distributions will be subject to the same vesting requirements as the underlying Granted Shares and shall be paid at the time the Granted Shares becomes vested pursuant to Section 2.1 hereof.  If any dividends or distributions are paid in shares, the shares shall be deposited with the Company and shall be subject to the same restrictions on transferability and forfeitability as the Granted Shares with respect to which they were paid.

(b) The Grantee hereby appoints the Company and any designee of the Company, and each of them individually, its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term commencing on the date hereof and ending on (i) the closing of a Business Combination, if such closing occurs prior to the Termination Date or (ii), if clause (i) does not apply, the Termination Date with respect to the Granted Shares (and any additional shares issued to Grantee in connection with any dividend or distribution in shares) in accordance with any and all proposals properly presented to the stockholders of the Company. This proxy and power of attorney is given to secure the performance of the duties of the Grantee under this Restricted Stock Agreement.  The Grantee shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by the Grantee shall be irrevocable during the term commencing on the date hereof and ending on (i) the closing of a Business Combination, if such closing occurs prior to the Termination Date or (ii), if clause (i) does not apply, the Termination Date, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by the Grantee with respect to the Granted Shares. The power of attorney granted by the Grantee herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of the Grantee. The proxy and power of attorney granted hereunder shall terminate on (i) the closing of a Business Combination, if such closing occurs prior to the Termination Date or (ii), if clause (i) does not apply, the Termination Date.

6.          Tax Liability of the Grantee and Payment of Taxes. The Grantee acknowledges and agrees that any income or other taxes due from the Grantee with respect to the Granted Shares issued pursuant to this Agreement, including, without limitation, the Lapsing Forfeiture Right, shall be the Grantee’s responsibility.

Upon execution of this Agreement, the Grantee may file an election under Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”).  The Grantee acknowledges that if he or she does not file such an election, then upon the closing of the Business Combination, if such closing occurs prior to the Termination Date, the Grantee will have income for tax purposes equal to the fair market value of the Granted Shares at such date, less the price paid for the Granted Shares by the Grantee.  The Grantee has been given the opportunity to obtain the advice of his or her tax advisors with respect to the tax consequences of the purchase of the Granted Shares and the provisions of this Agreement.

7.          Replacement of Compensation under Engagement Agreement.  At the closing of the Business Combination, if such closing occurs prior to the Termination Date, the Grantee and the Company agree that Grantee’s compensation  shall be:
i.	The Granted Shares;
ii.	A success fee of $100,000, payable in cash; and
iii.
A cash fee in an amount equal to five percent (5%) of the gross proceeds above $15,000,000 raised in the Company’s private placement financing anticipated to be completed in connection with the Business Combination, if applicable.

All cash fees shall be paid by wire transfer of immediately available funds at the closing of the Business Combination. The Grantee and the Company agree that the foregoing compensation shall supersede and replace the compensation set forth in Section 2 of the Engagement Agreement.

8.          Notices.  Any notices required or permitted by the terms of this Agreement shall be given by recognized courier service, facsimile, registered or certified mail, return receipt requested, addressed as follows:

If to the Company:

415 Madison Avenue, 17th Floor
New York, New York 10017
Fax: 212.445.0053
Attn: Chief Executive Officer

If to the Grantee:

Broadband Capital Management LLC
712 Fifth Avenue
New York, New York 10019
Fax: 212.702.9830
Attn: Philip Wagenheim

or to such other address or addresses of which notice in the same manner has previously been given.  Any such notice shall be deemed to have been given on the earliest of receipt, one business day following delivery by the sender to a recognized courier service, or three business days following mailing by registered or certified mail.

9.           Benefit of Agreement.  This Agreement shall be for the benefit of and shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

10.         Governing Law.  This Agreement shall be construed and enforced in accordance with the internal laws of the State of New York, without giving effect to the conflict of law principles thereof.  For the purpose of litigating any dispute that arises under this Agreement, whether at law or in equity, the parties hereby consent to exclusive jurisdiction and agree that such litigation shall be conducted in the federal or state courts located in New York, New York.

11.         Severability.  If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then such provision or provisions shall be modified to the extent necessary to make such provision valid and enforceable, and to the extent that this is impossible, then such provision shall be deemed to be excised from this Agreement, and the validity, legality and enforceability of the rest of this Agreement shall not be affected thereby.

12.         Entire Agreement.  This Agreement, together with the Engagement Agreement and the Registration Rights Agreement, constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.  No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement shall affect or be used to interpret, change or restrict the express terms and provisions of this Agreement.

13.         Modifications and Amendments; Waivers and Consents.  The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions.  No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar.  Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

14.         Counterparts.  This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

GLOBALOPTIONS GROUP, INC.

By:	/s/ Harvey W. Schiller
Name:	Harvey W. Schiller
Title:	Chairman and Chief Executive Officer

GRANTEE:

BROADBAND CAPITAL MANAGEMENT LLC

By:	/s/ Michael Rapp
Name:	Michael Rapp
Title:	Chairman